                                                                   EXHIBIT 11.1


                                ENDOCARDIAL SOLUTIONS, INC.
                       COMPUTATION OF PRO FORMA NET INCOME PER SHARE (1)


                                               Primary EPS            Fully Diluted EPS
                                          -----------------------   -----------------------
                                          Year ended December 31,   Year ended December 31,
                                            1997          1996         1997       1996
                                          ---------    ----------   ----------  -----------

Weighted average common shares
outstanding

Common Stock equivalents:
Assumed conversion of mandatorily
  redeemable preferred stock
Stock option (2)
                                          ---------    ----------   ----------  -----------

Pro forma weighted average common
 and common equivalent shares
 outstanding
                                          ---------    ----------   ----------  -----------
                                          ---------    ----------   ----------  -----------

Net income                                $            $            $           $
                                          ---------    ----------   ----------  -----------
                                          ---------    ----------   ----------  -----------

Unaudited pro forma net income per share  $            $            $           $
                                          ---------    ----------   ----------  -----------
                                          ---------    ----------   ----------  -----------


  (1) Unaudited pro forma net income per share is based on the unaudited pro forma weighted average number of shares of common stock and common equivalent shares outstanding for the period.

  (2) Effect of applying the treasury stock method to weighted average stock option outstanding during the period.